Exhibit 99.1

                            EXPLANATION OF RESPONSES

(1) The price reported in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $0.2089 to $0.2300, inclusive. The Reporting Persons (as defined below) undertake to provide to Altus Pharmaceuticals, Inc., a Delaware corporation (the "Company"), any security holder of the Company, or the staff of the Securities and Exchange Commission (the "SEC"), upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote 1.

(2) All of the shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") that are reported in this Form 4 are owned by Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership, and two affiliated partnerships ("WP VIII"). Warburg Pincus Partners, LLC, a New York limited liability company ("WPP LLC"), which is a subsidiary of Warburg Pincus & Co., a New York general partnership ("WP"), is the sole general partner of WP
VIII. WP is the managing member of WPP LLC. Warburg Pincus LLC, a New York limited liability company ("WP LLC," and together with WP VIII, WPP LLC and WP, the "Reporting Persons"), manages WP VIII. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, WP, WPP LLC and WP LLC may be deemed to be the beneficial owners of the shares of Common Stock beneficially owned by WP VIII. WP, WPP LLC and WP LLC each disclaim beneficial ownership of all such shares of Common Stock, except to the extent of any indirect pecuniary interest therein. Charles R. Kaye and Joseph P. Landy are each a Managing General Partner of WP and Managing Member and Co-President of WP LLC and may be deemed to control the Reporting Persons. Messrs. Kaye and Landy disclaim beneficial ownership of all shares of Common Stock owned by WP VIII except to the extent of any indirect pecuniary interest therein.

(3) The price reported in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $0.2100 to $0.2200, inclusive. The Reporting Persons (as defined above) undertake to provide to the Company, any security holder of the Company, or the staff of the SEC, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote 3.

(4) The price reported in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $0.2050 to $0.2200, inclusive. The Reporting Persons (as defined above) undertake to provide to the Company, any security holder of the Company, or the staff of the SEC, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote 4.